Exhibit (a)(1)(i)

Offer to Purchase

by

QUALCOMM Incorporated

Up to $10 Billion in Value of Shares of Its Common Stock
At a Cash Purchase Price Not Greater than $67.50 per Share Nor Less than $60.00 per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 27, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

        QUALCOMM Incorporated, a Delaware corporation (the "Company," "Qualcomm," "we," "us" or "our"), invites our stockholders to tender up to $10 billion in value of shares of our common stock, $0.0001 par value per share (the "Shares"), for purchase by us at a price not greater than $67.50 nor less than $60.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal," which together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the "Offer").

        Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $67.50 nor less than $60.00 per Share, that will allow us to purchase $10 billion in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $10 billion are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $10 billion are properly tendered and not properly withdrawn, because of proration, "Odd Lot" priority and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

        At the maximum Final Purchase Price of $67.50 per Share, we could purchase 148,148,148 Shares if the Offer is fully subscribed, which would represent approximately 10.1% of our issued and outstanding Shares as of July 25, 2018. At the minimum Final Purchase Price of $60.00 per Share, we could purchase 166,666,667 Shares if the Offer is fully subscribed, which would represent approximately 11.3% of our issued and outstanding Shares as of July 25, 2018.

        THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        The Shares are listed and traded on the NASDAQ Global Select Market ("NASDAQ") under the trading symbol "QCOM." On July 30, 2018, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $62.04 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, GOLDMAN SACHS & CO. LLC (THE "DEALER MANAGER"), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

        THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

Goldman Sachs & Co.

Offer to Purchase dated July 31, 2018

IMPORTANT

        If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018 (unless the Offer is extended):

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  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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  if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary for the Offer;

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  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

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  if you are a holder of restricted stock units ("RSUs,") you may tender Shares that you have acquired through vesting of RSUs. Tenders of unvested RSUs will not be accepted;

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  if you are a participant in the Amended and Restated QUALCOMM Incorporated 2001 Employee Stock Purchase Plan, as amended (the "ESPP"), you may tender Shares that you have purchased through the ESPP; or

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  if you hold Shares within your Qualcomm Employee Stock Plan Account at E*Trade ("Qualcomm E*Trade Account"), you must visit www.reorgaction.com and accept the Offer by 5:00 p.m., New York City time, on Thursday, August 23, 2018 (or, if the Offer is extended, by 5:00 p.m., New York City time, on the date that is two business days prior to the Expiration Date). E*Trade has advised us that any tendered Shares will be allocated using the first-in first-out (FIFO) method and will be subject to a $38 reorganization fee.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered At Price Determined Under The Offer." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $60.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $60.00 per Share. The lower end of the price range for the Offer is below the last reported sale price of the Shares on the NASDAQ on July 30, 2018, the last full trading day prior to the commencement of the Offer, which was $62.04 per Share.

        On July 12, 2018, the Company announced a quarterly cash dividend of $0.62 per Share, to be paid on September 26, 2018 to each stockholder of record as of the close of business on September 5, 2018. Only stockholders of record as of the close of business on September 5, 2018 will receive the cash dividend. Consequently, stockholders of any tendered Shares accepted by us will not receive the declared quarterly cash dividend with respect to those tendered Shares (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018).

        On July 24, 2018, our Board of Directors authorized a stock repurchase program of up to $30 billion, which includes the Shares to be purchased in this Offer. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase Shares, whether or not any Shares are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

        THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

i

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

        The issuer of the Shares, QUALCOMM Incorporated, a Delaware corporation, is offering to purchase the Shares. See Section 1.

What is Qualcomm offering to purchase?

        We are offering to purchase up to $10 billion in value of Shares. See Section 1.

What is the purpose of the Offer?

        We believe that the modified Dutch auction tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

        If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

        Upon the terms and subject to the conditions of the Offer, we will purchase up to $10 billion in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

        As of July 25, 2018, we had 1,469,128,915 issued and outstanding Shares. As of June 24, 2018, an aggregate of approximately 80,879,000 Shares remained available for future awards under the QUALCOMM Incorporated 2016 Long-Term Incentive Plan, as amended (the "2016 LTIP"), further described in Section 11, and approximately 23,800,000 RSUs and 6,500,000 stock options were outstanding under the 2016 LTIP and the Prior Plan (as defined below).

        At the maximum Final Purchase Price of $67.50 per Share, we could purchase 148,148,148 Shares if the Offer is fully subscribed, which would represent approximately 10.1% of our issued and outstanding Shares as of July 25, 2018. At the minimum Final Purchase Price of $60.00 per Share, we could purchase 166,666,667 Shares if the Offer is fully subscribed, which would represent approximately 11.3% of our issued and outstanding Shares as of July 25, 2018. If, based on the Final Purchase Price, more than $10 billion in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis.

        We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $60.00 to $67.50 per Share. We will select the single lowest purchase price (in increments of $0.25), not greater than $67.50 nor less than $60.00 per Share, that will allow us to purchase up to $10 billion in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

        If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Offer" in the section of the Letter of Transmittal captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered," indicating that you will accept the Final Purchase Price. If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $60.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $60.00 per Share, a price that is below the last reported sale price of the Shares on the NASDAQ on July 30, 2018, the last full trading day prior to the commencement of the Offer, which was $62.04 per Share, and could be below the last reported sale price of the Shares on the NASDAQ on the Expiration Date.

        If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

        Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

        The maximum value of Shares purchased in the Offer will be $10 billion. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $10 billion. We intend to pay for the Shares with existing cash resources. The Offer is not subject to a financing condition. See Section 9.

        In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires on the Expiration Date. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason.

We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

        Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 14.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

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  no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

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  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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  no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on July 30, 2018, the last full trading day prior to the commencement of the Offer, shall have occurred;

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  no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United

    States shall have occurred on or after July 31, 2018 nor shall any material escalation of any war or armed hostilities which had commenced prior to July 31, 2018 have occurred;

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  no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States; no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred; no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

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  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction; no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

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  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

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  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following by 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018, or any later time and date to which the Offer may be extended:

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  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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  if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

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  if you are an institution participating in Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

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  if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

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  if you are a holder of RSUs, you may tender Shares that you have acquired through vesting of RSUs. Tenders of unvested RSUs will not be accepted;

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  if you are a participant in the ESPP, you may tender Shares that you have purchased through the ESPP; or

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  if you hold Shares within your Qualcomm E*Trade Account, you must visit www.reorgaction.com and accept the Offer by 5:00 p.m., New York City time, on Thursday, August 23, 2018 (or, if the Offer is extended, by 5:00 p.m., New York City time, on the date that is two business days prior to the Expiration Date). E*Trade has advised us that any tendered Shares will be allocated using the first in first out (FIFO) method and will be subject to a $38 reorganization fee.

        If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time prior to 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018, or any later Expiration Date, if the Offer is extended. If after 12:00 midnight, New York City time, at the end of the day on September 25, 2018, we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

        We will purchase Shares on the following basis:

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  first, we will purchase all Odd Lots (as defined in Section 1) of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

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  second, after purchasing all the Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder's Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

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  third, only if necessary to permit us to purchase $10 billion in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled "Odd Lots" in the Letter of Transmittal (if you are a registered holder) and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our stock will trade after the Expiration Date, and it is possible that our stock price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Shares with your broker and other financial and tax advisors.

Will the Company's directors and executive officers tender Shares in the Offer?

        The Company's directors and executive officers have informed the Company that they will not tender any of their Shares in the Offer. See Section 11.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        On July 24, 2018, our Board of Directors authorized a stock repurchase program of up to $30 billion, which includes the Shares to be purchased in this Offer. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase Shares, whether or not any Shares are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

If I decide not to tender, how will the Offer affect my Shares?

        If we complete the Offer, stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

What is the accounting treatment of the Offer?

        The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 5.

Following the Offer, will you continue as a public company?

        Yes. We believe that the Shares will continue to be authorized for quotation on the NASDAQ and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

        We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase in the Offer promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

        We are not offering to purchase any outstanding stock options as part of the Offer and any tenders of stock options will not be accepted. If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If I am a holder of RSUs, how do I participate in the Offer?

        We are not offering to purchase unvested RSUs which have not been earned and paid out as part of the Offer, and tenders of such RSUs will not be accepted. See Section 3.

If I am a participant in the Employee Stock Purchase Plan, how do I participate in the Offer?

        If you are a participant in the ESPP, you may tender Shares that you have purchased through the ESPP.

If I hold Shares through my Qualcomm Employee Stock Plan Account at E*Trade, how do I participate in the Offer?

        If you hold Shares within your Qualcomm E*Trade Account, you are entitled to participate in the Offer. If you wish to tender such Shares, you must visit www.reorgaction.com and accept the Offer by 5:00 p.m., New York City time, on Thursday, August 23, 2018 (or, if the Offer is extended, by 5:00 p.m., New York City time, on the date that is two business days prior to the Expiration Date). E*Trade has advised us that any tendered Shares will be allocated using the first in first out (FIFO) method and will be subject to a $38 reorganization fee. See Section 3.

What is the recent market price of my Shares?

        On July 30, 2018, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ was $62.04 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I receive the dividend scheduled to be paid in September 2018?

        On July 12, 2018, the Company announced a quarterly cash dividend of $0.62 per Share, to be paid on September 26, 2018 to each stockholder of record as of the close of business on September 5, 2018. Only stockholders of record as of the close of business on September 5, 2018 will receive the cash dividend. Consequently, stockholders of any tendered Shares accepted by us will not receive the declared quarterly cash dividend with respect to those tendered Shares (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018).

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Internal Revenue Service ("IRS") Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?

        The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC. and the Dealer Manager is Goldman Sachs & Co. LLC. Their contact information is set forth below.

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: 800-561-2871
Email: QCOM@Georgeson.com

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attn: Liability Management Group
Toll-Free: (212) 357-1452
Collect: (800) 828-3182

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this Offer to Purchase and the information incorporated or deemed to be incorporated herein and therein by reference contain forward-looking statements within the meaning of the Exchange Act and the Securities Act, including but not limited to our positioning to drive the global commercialization of 5G; licensing disputes, regulatory actions or other legal matters, potential resolutions thereto, and the impact and timing thereof; industry, geographic, product, technology or demand projections, estimates, forecasts, trends, growth opportunities or our positioning or ability to capitalize thereon; our business or financial outlook, projections, estimates, guidance, forecasts, trends or growth, including estimates and guidance regarding revenues, earnings per share, MSM chip shipments, revenue per MSM, margins, combined R&D and SG&A expenses, effective tax rates and potential restructuring options, and the factors and assumptions underlying such projections, estimates, guidance, forecasts or trends; our business, product, technology or growth initiatives or strategies; benefits of our cost plan; projections, estimates, forecasts, trends or growth in mobile connections, mobile data traffic, or device shipments, sales or average selling prices; our products, product leadership and product roadmap; our technologies and technology leadership; devices which may contain our products; or future products, technologies, services, innovations, features or functionality. Forward-looking statements are generally identified by words such as "expects," "believes," "anticipates," "projects," "estimates," "guidance" and similar expressions, but these words are not the exclusive means of identifying forward-looking statements in this Offer to Purchase and the information incorporated or deemed to be incorporated herein and therein by reference.

        Actual results may differ materially from those referred to in the forward-looking statements for various reasons including the risks we face, which are more fully described under "Risk Factors" in this Offer to Purchase and in our Quarterly Report on Form 10-Q for the quarter ended June 24, 2018, which is incorporated herein by reference. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements:

  •
  our ability to complete the Offer;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases;

  •
  risks associated with commercial network deployments, expansions and upgrades of Code Division Multiple Access ("CDMA"), Orthogonal Frequency Division Multiple Access ("OFDMA") and other communications technologies, our customers' and licensees' sales of products and services based on these technologies and customers' demand for our products and services;

  •
  competition in an environment of rapid technological change;

  •
  our dependence on a small number of customers and licensees for a significant portion of our revenues;

  •
  our dependence on the premium-tier device segment for a significant portion of our revenues;

  •
  attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry organizations;

  •
  adverse rulings in government investigations or other proceedings;

  •
  changes to our patent licensing practices due to governmental investigations, private legal proceedings challenging those practices and/or otherwise;

  •
  the enforcement and protection of our intellectual property rights;

  •
  our ability to extend our technologies, products and services into new and expanded product areas and adjacent industry segments, and the commercial success of our existing technologies, products and services and new technologies;

  •
  risks associated with our operation and control of manufacturing facilities of RF360 Holdings Singapore Pte. Ltd., our joint venture with TDK Corporation;

  •
  the continued and future success of our licensing programs;

  •
  our dependence on a limited number of third-party suppliers;

  •
  claims by other companies that we infringe their intellectual property;

  •
  strategic acquisitions, transactions and investments;

  •
  the success of our cost plan;

  •
  existing, new or amended laws, regulations, policies and standards to which we are subject;

  •
  our use of open source software;

  •
  fluctuations in our stock price, earnings and the fair value of our investments;

  •
  our indebtedness, including the risk of adverse changes in the ratings assigned to our debt securities by credit rating agencies;

  •
  potential security breaches or other misappropriation of our intellectual property or proprietary or confidential information;

  •
  potential tax liabilities;

  •
  global, regional or local economic conditions that impact the mobile communications industry or the other industries in which we operate;

  •
  our ability to attract and retain qualified employees;

  •
  foreign currency fluctuations; and

  •
  failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors.

        Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Offer to Purchase. However, readers should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see Section 10 in this Offer to Purchase.

INTRODUCTION

To the holders of our common stock:

        We invite our stockholders to tender up to $10 billion in value of Shares for purchase by us at a price not greater than $67.50 nor less than $60.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the "Offer."

        Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $67.50 nor less than $60.00 per Share, that will allow us to purchase $10 billion in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the "Final Purchase Price." We will acquire Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

        We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration (because Shares having an aggregate value greater than the value we seek are properly tendered), "Odd Lot" priority and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $10 billion are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer to an amount greater than $10 billion, subject to applicable law. See Section 1.

        On July 12, 2018, the Company announced a quarterly cash dividend of $0.62 per Share, to be paid on September 26, 2018 to each stockholder of record as of the close of business on September 5, 2018. Only stockholders of record as of the close of business on September 5, 2018 will receive the cash dividend. Consequently, stockholders of any tendered Shares accepted by us will not receive the declared quarterly cash dividend with respect to those tendered Shares (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018).

        If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER

MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER

        We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

        As of July 25, 2018, we had 1,469,128,915 issued and outstanding Shares. As of June 24, 2018, an aggregate of approximately 80,879,000 Shares remained available for future awards under the 2016 LTIP, further described in Section 11, and approximately 23,800,000 RSUs and 6,500,000 stock options were outstanding under the 2016 LTIP and the Prior Plan (as defined below).

        At the maximum Final Purchase Price of $67.50 per Share, we could purchase 148,148,148 Shares if the Offer is fully subscribed, which would represent approximately 10.1% of our issued and outstanding Shares as of July 25, 2018. At the minimum Final Purchase Price of $60.00 per Share, we could purchase 166,666,667 shares if the Offer is fully subscribed, which would represent approximately 11.3% of our issued and outstanding Shares as of July 25, 2018. The Shares are listed and traded on the NASDAQ under the symbol "QCOM." On July 30, 2018, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $62.04 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

        Our principal executive offices are located at 5775 Morehouse Drive, San Diego, California 92121-1714 and our phone number is (858) 587-1121.

THE OFFER

1.     Number of Shares; Proration.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to $10 billion in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than $67.50 nor less than $60.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, as finally determined by us in accordance with the terms of the Offer, the "Final Purchase Price"). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of less than or equal to $10 billion are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $60.00) or (2) specify the price or prices, not greater than $67.50 nor less than $60.00 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $67.50 nor less than $60.00 per Share, that will allow us to purchase $10 billion in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We will pay the Final Purchase Price for all Shares purchased in the Offer (less any applicable withholding taxes and without interest), but we will not purchase any Shares tendered at prices in excess of the Final Purchase Price.

        If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $60.00), your Shares will be deemed to be tendered at the minimum price of $60.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $60.00 per Share, a price that is below the last reported sale price of the Shares on the NASDAQ on July 30, 2018, the last full trading day prior to the commencement of the Offer, which was $62.04 per Share.

        We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares representing more than $10 billion (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of proration, the "Odd Lot" priority and conditional tender provisions of the Offer. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

        By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

        We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer to an amount greater than $10 billion, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we seek to purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

        In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.

        THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

        Priority of Purchases.    On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $10 billion (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

  •
  first, we will purchase all Odd Lots of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference);

  •
  second, after purchasing all the Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

  •
  third, only if necessary to permit us to purchase $10 billion in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

        As we noted above, we may elect to purchase more than $10 billion in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

        Odd Lots.    The term "Odd Lots" means all Shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal (if that person is a registered holder) and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.

        As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    We believe that the modified Dutch auction tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales (stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary).

        If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

        Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NASDAQ.

        We believe that the Offer is an efficient way to improve stockholder return. On July 24, 2018, our Board of Directors authorized a stock repurchase program of up to $30 billion, which includes the Shares to be purchased in this Offer. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase Shares, whether or not any Shares are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

        Certain Effects of the Offer.    If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These stockholders will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

        We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        On July 12, 2018, the Company announced a quarterly cash dividend of $0.62 per Share, to be paid on September 26, 2018 to each stockholder of record as of the close of business on September 5, 2018. Only stockholders of record as of the close of business on September 5, 2018 will receive the cash dividend. Consequently, stockholders of any tendered Shares accepted by us will not receive the declared quarterly cash dividend with respect to those tendered Shares (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018).

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES

ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        We intend to retire the Shares we acquire pursuant to the Offer. Such Shares will return to the status of authorized and unissued shares and will be available to us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NASDAQ.

        The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price, including transaction fees, of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

        Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than internal reorganization transactions with respect to our subsidiaries);

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present dividend rate or policy, our indebtedness or capitalization;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

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  any material change in our corporate structure or business;

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  any class of our equity securities becoming delisted from the NASDAQ, or ceasing to be authorized to be quoted on the NASDAQ;

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  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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  the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

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  the acquisition or disposition by any person of our securities, other than (i) pursuant to our stock repurchase program, (ii) the grant of RSUs, performance stock units or stock options to employees and directors in the ordinary course of business, and the issuance of Shares upon the vesting or exercise thereof, and (iii) the issuance of Shares to employees pursuant to our ESPP; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of the day on Monday, August 27, 2018, by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares under the Offer must complete the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" by either (1) checking the box in the section entitled "Shares Tendered At Price Determined Under The Offer" or (2) checking one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which Shares are being tendered.

        Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled "Shares Tendered At Price Determined Under The Offer" in the Letter of Transmittal under the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered." If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $60.00 per Share for purposes of determining the Final Purchase Price. Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $60.00 per Share. If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

        Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

        Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal. See Section 6. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

        Signature Guarantees and Method of Delivery. No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  •
  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

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  one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

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  any other documents required by the Letter of Transmittal.

        Odd Lot Holders who tender all of their Shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal (if that person is a registered holder) and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

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  your tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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  the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of two NASDAQ trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent's Message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Procedures for Stock Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

        Procedures for RSUs.    We are not offering, as part of this Offer, to purchase unvested RSUs which have not been earned and paid out, and tenders of such RSUs will not be accepted.

        Procedures for participants in the ESPP.    You may tender Shares that you have purchased through the ESPP.

        Procedures for holders of Shares in a Qualcomm Employee Stock Plan at E*Trade.    To tender Shares that you hold in your Qualcomm E*Trade Account, you must visit www.reorgaction.com and accept the Offer by 5:00 p.m., New York City time, on Thursday, August 23, 2018 (or, if the Offer is extended, by 5:00 p.m., New York City time, on the date that is two business days prior to the Expiration Date). E*Trade has advised us that any tendered Shares will be allocated using the first-in first-out (FIFO) method and will be subject to a $38 reorganization fee.

        Return of Unpurchased Shares.    If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder's certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition of the Offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a "net long position" equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary, and transfer agent for the Shares, at the toll-free number (800) 619-9612 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

        Information Reporting and Backup Withholding.    Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder's taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

        Certain "exempt" recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder's exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

        United States Federal Withholding Tax on Payments to Non-U.S Holders.    Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI.

        A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate of withholding was applied.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Shares that have not previously been accepted by us for payment may be withdrawn at any time after 12:00 midnight, New York City time, at the end of the day on September 25, 2018.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

  •
  determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Shares having an aggregate value of $10 billion and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration, "Odd Lot" priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6.     Conditional Tender of Shares.

        In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of

Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial and tax advisors with respect to the advisability of making a conditional tender.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Shares representing more than $10 billion (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $10 billion (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $10 billion in value of Shares (or such greater amount as we may elect to pay, subject to applicable law).

7.     Conditions of the Offer.

        The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

  •
  make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

    •
    make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

    •
    delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

    •
    materially and adversely affect our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

  •
  a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on July 30, 2018 the last trading day prior to the commencement of the Offer;

  •
  the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after July 31, 2018;

  •
  any material escalation of any war or armed hostilities which had commenced prior to July 31, 2018;

  •
  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States

  •
  any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 30, 2018);

    •
    any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 30, 2018, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

    •
    there has been any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

    •
    any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

    •
    any change or changes have occurred or are threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.     Price Range of Shares; Dividends.

        The Shares are listed and traded on the NASDAQ under the trading symbol "QCOM." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the NASDAQ:

2016:
First Quarter	$61.19	$45.93
Second Quarter	$53.52	$42.24
Third Quarter	$56.27	$49.67
Fourth Quarter	$64.00	$50.84
2017:
First Quarter	$71.62	$61.86
Second Quarter	$67.58	$52.37
Third Quarter	$59.89	$51.05
Fourth Quarter	$57.69	$48.92
2018:
First Quarter	$69.28	$50.02
Second Quarter	$68.90	$53.65
Third Quarter	$62.65	$48.56
Fourth Quarter (through July 30, 2018)	$63.76	$55.09

        On July 12, 2018, the Company announced a quarterly cash dividend of $0.62 per Share, to be paid on September 26, 2018 to each stockholder of record as of the close of business on September 5, 2018. Only stockholders of record as of the close of business on September 5, 2018 will receive the cash dividend. Consequently, stockholders of any tendered Shares accepted by us will not receive the declared quarterly cash dividend with respect to those tendered Shares (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018). The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors (unless the Offer is extended such that those tendered Shares are not accepted by us prior to the close of business on September 5, 2018).

        On July 30, 2018, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on the NASDAQ was $62.04 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9.     Source and Amount of Funds.

        Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $10 billion. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $10 billion.

        We intend to pay for the Shares with existing cash resources.

10.   Certain Information Concerning Us.

        General.    We are a global leader in the development and commercialization of foundational technologies and products used in mobile devices and other wireless products, including network equipment, broadband gateway equipment and consumer electronic devices. Our inventions helped power the growth in smartphones, which have connected billions of people. We are a pioneer in 3G (third generation) and 4G (fourth generation) wireless technologies, and are now a leader in 5G (fifth generation) wireless technologies to empower a new era of intelligent, connected devices. Our technologies and products are also used in industry segments beyond mobile, including automotive, IoT (Internet of Things), networking, computing and machine learning, and allow millions of devices to connect with each other in new ways. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.

        The foundational technologies we invent help power the modern mobile experience. We share these inventions broadly through our licensing program, enabling wide ecosystem access to technologies at the core of mobile innovation, and through the sale of our wireless chipset platforms and other products, which accelerates consumer adoption of experiences empowered by these inventions. As a company, we collaborate across the ecosystem, including manufacturers, operators, developers, governments and industry standards organizations, to help create a global environment that is designed to deliver continued progress and growth.

        We have a long history of driving innovation. We played a leading role in developing the inventions that serve as the foundation for 3G and 4G wireless technologies, which are expected to serve as the basis for 5G wireless technologies. This includes the CDMA and OFDMA families of technologies, with the latter encompassing LTE (Long Term Evolution), which, along with Time Division Multiple Access, are the primary digital technologies currently used to transmit a wireless device user's voice or data over radio waves using a public cellular wireless network. We own significant intellectual property applicable to products that implement any version of CDMA and OFDMA, including patents, patent applications and trade secrets. Companies in the mobile communications industry generally recognize that any company seeking to develop, manufacture and/or sell subscriber units or infrastructure equipment that use CDMA-based and/or OFDMA-based technologies will require a license or other rights to use our patents.

        We also develop and commercialize numerous other key technologies used in handsets and other wireless devices that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these inventions were contributed to and are being commercialized as industry standards, such as certain video and audio codec, wireless LAN (local area network), GPS (global positioning system) and positioning and Bluetooth. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, RF (radio frequency) and antenna design and application processor architectures. Our patents cover a wide range of technologies across the entire wireless system (including wireless devices and infrastructure equipment) and not just what is embodied in chipsets.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "QCOM." Our principal executive offices are located at 5775 Morehouse Drive, San Diego, California 92121-1714, and our telephone number is (858) 587-1121.

        Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended September 24, 2017 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 5, 2018);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended December 24, 2017, March 25, 2018 and June 24, 2018; and

  •
  our Current Reports on Forms 8-K filed on November 13, 2017, November 16, 2017, December 22, 2017, December 27, 2017, February 20, 2018, March 2, 2018, March 5, 2018, March 6, 2018 (2 filings), March 9, 2018 (2 filings), March 12, 2018, March 13, 2018, March 19, 2018, March 29, 2018 (as amended by the Form 8-K/A filed with the SEC on April 9, 2018), April 19, 2018, April 20, 2018, April 24, 2018, May 21, 2018 (second filing on such date), May 25, 2018, May 29, 2018, June 5, 2018, June 13, 2018, June 28, 2018, July 17, 2018 and July 26, 2018.

        We, or the Information Agent, will provide to each person, including any beneficial owner, to whom an Offer to Purchase is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this Offer to Purchase. The Information Agent may be contacted at the address set forth on the back cover of this Offer to Purchase. You can request copies of such documents if you call or write us at the following address or telephone number: QUALCOMM Incorporated, attention Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714, telephone: (858)-587-1121, or you may visit our website at http://www.qualcomm.com for copies of any such documents. The information contained on, or accessible through, our website is not deemed to be incorporated by reference in this Offer to Purchase.

        This Offer to Purchase and the information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this Offer to Purchase or the information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of July 25, 2018, we had 1,469,128,915 issued and outstanding Shares. We are offering to purchase up to $10 billion in value of Shares. At the maximum Final Purchase Price of $67.50 per Share, we could purchase 148,148,148 Shares if the Offer is fully subscribed, which would represent approximately 10.1% of our issued and outstanding Shares as of July 25, 2018. At the minimum Final Purchase Price of $60.00 per Share, we could purchase 166,666,667 Shares if the Offer is fully subscribed, which would represent approximately 11.3% of our issued and outstanding Shares as of July 25, 2018.

        As of July 25, 2018, our directors and executive officers as a group (19 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 1,040,999 Shares (including Shares that such persons had the right to purchase within 60 days of July 25, 2018 pursuant to outstanding options and share unit balances for each such person), representing approximately 0.07% of the total issued and outstanding Shares (including the Shares and share units referred to in the preceding parenthetical).

        The Company's directors and executive officers have informed the Company that they will not tender any of their Shares in the Offer.

        The following table sets forth certain information with respect to the beneficial ownership of our Shares by (i) each of our named executive officers, (ii) each of our directors and (iii) all executive officers and directors as a group. The business address of each of our directors and executive officers is 5775 Morehouse Drive, San Diego, California 92121-1714. We based the share amounts on each person's beneficial ownership of our Shares as of July 25, 2018. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class (*Less than 1%)
Named Executive Officers
Steve Mollenkopf(2)	443,052	*
George S. Davis(3)	124,493	*
Cristiano R. Amon(4)	125,858	*
Alexander H. Rogers(5)	7,998	*
James Thompson(6)	193,229	*
Directors
Barbara T. Alexander(7)	35,262	*
Mark Fields(8)	0	*
Jeffrey W. Henderson(9)	612	*
Thomas W. Horton(10)	22,735	*
Ann M. Livermore(11)	12,077	*
Harish Manwani(12)	4,383	*
Mark D. McLaughlin(13)	7,000	*
Clark T. Randt, Jr.(14)	748	*
Francisco Ros(15)	8,513	*
Kornelis Smit(16)	0	*
Anthony J. Vinciquerra(17)	4,559	*
All Executive Officers and Directors as a Group (19 persons)(18)	1,040,999	*

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the Shares indicated as beneficially owned. Applicable percentages are based on 1,469,128,915 Shares outstanding on July 25, 2018, adjusted as required by rules promulgated by the SEC.

(2)
Includes 443,052 Shares held in family trusts.

(3)
Includes 124,493 Shares held in family trusts.

(4)
Includes 88,625 Shares issuable upon exercise of stock options exercisable within 60 days.

(5)
In the Company's view, the beneficial ownership information for Paul E. Jacobs, who is no longer affiliated with the Company, is not material for stockholders in determining whether to tender Shares. Accordingly, the beneficial ownership information for Mr. Rogers has been provided instead.

(6)
Includes 3,135 Shares held in trusts for the benefit of his children for which Dr. Thompson disclaims all beneficial ownership. Also includes 91,000 Shares issuable upon exercise of stock options exercisable within 60 days.

(7)
Includes 35,262 Shares held in family trusts. Excludes 15,918 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(8)
Excludes 2,819 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(9)
Excludes 13,109 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(10)
Includes 20,235 Shares held jointly with his spouse and 2,500 Shares issuable upon exercise of stock options exercisable within 60 days. Excludes 13,109 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(11)
Includes 80 Shares held in family trusts and 11,997 Shares held in Grantor Annuity Trusts for the benefit of Ms. Livermore. Excludes 10,189 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(12)
Includes 4,383 Shares held jointly with his spouse. Excludes 13,109 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)
Includes 7,000 Shares held in family trusts. Excludes 6,773 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and 10,892 fully vested deferred stock units that settle upon retirement from the Board.

(14)
Includes 748 Shares held jointly with his spouse. Excludes 19,263 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)
Excludes 13,109 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(16)
Excludes 2,819 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)
Includes 4,559 Shares held in family trusts. Excludes 903 fully vested deferred stock units and dividend equivalents that settle on January 1, 2019 and 13,565 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(18)
Includes 182,125 Shares issuable upon exercise of stock options exercisable within 60 days and 7,513 restricted stock units and related dividend equivalents that will vest within 60 days. Excludes 135,577 fully vested deferred stock units and related dividend equivalents.

        Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof, except for the following transactions:

Name	Transaction Date	Number of Shares	Transaction Description
Alexander H. Rogers	5/29/2018	1,052	Sale of Shares pursuant to 10b5-1 Trading Plan
Mark Fields	6/27/2018	2,819	Award of annual deferred stock units
Kornelis Smit	6/27/2018	2,819	Award of annual deferred stock units
Alexander H. Rogers	6/27/2018	789	Sale of Shares pursuant to 10b5-1 Trading Plan
Barbara T. Alexander	6/30/2018	222	Award of deferred stock units in lieu of cash retainer
Mark D. McLaughlin	6/30/2018	444	Award of deferred stock units in lieu of cash retainer
Barbara T. Alexander	6/30/2018	222	Settlement of retainer deferred stock units

  Arrangements Concerning the Shares.

        Equity Compensation Plans.    On March 8, 2016, our stockholders approved the 2016 LTIP, which replaced the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the "Prior Plan"). Effective on and after that date, no new awards will be granted under the Prior Plan, although all outstanding awards under the Prior Plan will remain outstanding according to their terms and the terms of the Prior Plan. The 2016 Plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance units, performance shares, deferred compensation awards and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The share reserve under the 2016 Plan is equal to 90,000,000 shares, plus approximately 20,120,000 shares that were available for future grant under the Prior Plan on March 8, 2016, for a total of approximately 110,120,000 shares available for grant under the 2016 Plan on that date. This share reserve is automatically increased as provided in the 2016 Plan by the number of shares subject to stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire or for any reason are forfeited, canceled or terminated, and by two times the number of shares subject to any awards other than stock options granted under the Prior Plan and outstanding as of March 8, 2016, which after that date expire, are forfeited, canceled or terminated, fail to vest, are not earned due to any performance goal that is not met, are otherwise reacquired without having become vested, or are paid in cash, exchanged by a participant or withheld by the Company to satisfy any tax withholding or tax payment obligations related to such award. As of June 24, 2018, an aggregate of approximately 80,879,000 Shares remained available for future awards under the 2016 LTIP, and approximately 23,800,000 RSUs and 6,500,000 stock options were outstanding under the 2016 LTIP and the Prior Plan. The Board of Directors of the Company may amend or terminate the 2016 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.

        Employee Stock Repurchase Plan.    We maintain the QUALCOMM Incorporated 2001 Employee Stock Purchase Plan to allow eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The ESPP includes a non-423(b) plan. On March 23, 2018, our stockholders approved an amendment to the ESPP to increase the share reserve by 30,000,000 Shares to approximately 101,709,000.

        Director Equity Compensation.    Our directors receive annual grants of deferred stock units ("DSUs") with a grant date of the date of our annual meeting of stockholders, with the number of DSUs awarded determined by dividing $200,000 by the fair value of a share of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs are fully vested on the grant date, include a mandatory three-year holding period from the grant date, and settle three years from grant date, regardless of continued Board service, or upon death, disability or a change in control. If available under the applicable tax code, a director may elect to defer the distribution, and the taxable event, beyond the three-year mandatory period. The DSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs.

        Stock Repurchase Program.    On July 24, 2018, our Board of Directors authorized a stock repurchase program of up to $30 billion, which includes the Shares to be purchased in this Offer. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.   Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.   Certain United States Federal Income Tax Consequences.

        The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, "S" corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, qualified foreign pension funds, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Shares as "capital assets" within the meaning of Section 1221 of the

Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that for United States federal income tax purposes is:

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  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a United States person.

        As used herein, the term "non-U.S. Holder" means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, is urged to consult its tax advisor regarding the tax consequences of participating in the Offer.

        Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

        Non-Participation in the Offer.    The Offer will generally have no United States federal income tax consequences to stockholders that do not tender any Shares in the Offer.

Consequences of the Offer to U.S. Holders.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

        Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a "complete termination" of all such U.S. Holder's equity interest in the Company, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (together, the "Section 302 tests"). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Shares owned by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the percentage of the Shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of Shares for cash will generally satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company's management should generally be treated as "not essentially equivalent to a dividend." U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder's Shares must be purchased by us if any such Shares so tendered are purchased.

        Sale or Exchange Treatment.    If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the Shares exchanged therefor. Generally, a U.S. Holder's tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

        Distribution Treatment.    If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder's Shares. The distribution will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder's tax basis in the Shares exchanged.

Dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period, at risk and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder's Shares, and any amounts in excess of the U.S. Holder's tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

        To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) it generally may be subject to the "extraordinary dividend" provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder's Shares and cause such U.S. Holder to recognize capital gain). Corporate U.S. Holders are urged to consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

        Sale or Exchange Treatment.    Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a "sale or exchange" under the Section 302 tests described above under "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment" unless:

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  the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

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  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

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  our Shares constitute "United States real property interests" by reason of our status as a United States real property holding corporation ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder's holding period for our Shares.

        A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

        A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

        With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder's holding period for such Shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

        Distribution Treatment.    If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a "sale or exchange" of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder's Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-fire return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under "Consequences of the Offer to U.S. Holders—Distribution Treatment." Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

        Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder's gross income. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

        Withholding For Non-U.S. Holders.    Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders are urged to consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

        A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above under "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment" or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

        Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws and treaties.

        Information Reporting and Backup Withholding.    Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder's taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

        Certain "exempt" recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder's exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        FATCA.    Under Sections 1471 through 1474 of the Code, commonly referred to as "FATCA," and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other foreign entities unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been met, or an exemption applies (typically certified as to by the delivery of a properly completed IRS W-8BEN-E). Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

        Stockholders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price, and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. If:

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  we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time. The requirements to extend the Offer do not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.

15.   Fees and Expenses.

        We have retained Goldman Sachs & Co. LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

        The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. Affiliates of the Dealer Manager or their affiliates currently serve as lenders and/or agents under our revolving and other credit facilities. In connection with this transaction, the Dealer Manager or its affiliates have received, or may in the future receive, customary fees, commissions and reimbursement of expenses.

        In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent its owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

        We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

QUALCOMM Incorporated
July 31, 2018

        The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	By Express or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth on below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: 800-561-2871
Email: QCOM@Georgeson.com

The Dealer Manager for the Offer is:

Goldman Sachs
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Attn: Liability Management Group
Toll-Free: (212) 357-1452
Collect: (800) 828-3182